[LOGO] CARDIAC SCIENCE

NEWS RELEASE for October 27, 2004 at 1:30 AM EDT
--------------------------------------------------------------------------------
Contact:     Matt Clawson (Investors), or            Roderick de Greef
             Len Hall (Media)                        Chief Financial Officer
             Allen & Caron Inc                       Cardiac Science, Inc.
             (949) 474-4300                          (949) 797-3800
             matt@allencaron.com                     rdegreef@cardiacscience.com
             len@allencaron.com


        CARDIAC SCIENCE ANNOUNCES 2004 THIRD QUARTER, NINE-MONTH RESULTS

IRVINE, CA (October 27, 2004) . . . . Cardiac Science, Inc. (Nasdaq: DFIB), a
leading manufacturer of life-saving automated public access defibrillators
(AEDs) and provider of comprehensive AED/CPR training services, today reported revenues of $14.7 million for the third quarter ended September 30, 2004, with revenues for the nine-month period totaling $47.9 million, as compared to $15.7 million and $44.3 million, respectively, reported for the same prior year periods. At quarter end, the company had approximately $575,000 in backorders due primarily to a higher than expected mix of the recently introduced Powerheart G3 Automatic.

      Revenue from the sale of AEDs and related services for the third quarter ended September 30, 2004 totaled $14.2 million, of which $1.8 million was attributable to the delivery of AED/CPR training services. Approximately 96 percent of the revenue in the quarter was related to the sale of AEDs and training services, as the company completed the divestiture of other product lines during the quarter.

      The gross profit margin for the third quarter and nine months ended September 30, 2004 was 55.0 percent and 56.2 percent, respectively, compared to
60.5 percent and 58.2 percent in the same prior year periods. The decline for the third quarter was principally due to a higher mix of international OEM sales, which have a lower gross margin when compared to domestic direct sales.

      Excluding a one-time gain (net of other expenses) on the sale of product lines of $797,000, operating expenses for the three months ended September 30, 2004 were $12.2 million, down sequentially compared to the $13.5 million in the second quarter of this year. The decrease was in line with the company's guidance from last quarter and was primarily due to certain cost reduction initiatives instituted during the second quarter.

      The operating loss for the third quarter and nine months ended September 30, 2004 was $3.3 million and $10.1 million, respectively, compared to an operating loss of $264,000 and $2.1 million in the same periods last year. The net loss for the third quarter of 2004 was $5.1 million, or $0.06 loss per share, as compared to $1.5 million, or $0.02 loss per share in the same quarter of 2003. The net loss for the nine months ended September 30, 2004 was $15.2 million, or $0.19 loss per share, compared to $6.0 million, or $0.09 loss per share, in the same period in 2003.

      The September 30, 2004 balance sheet showed cash and cash equivalents of $15.4 million.

      Cardiac Science Chairman and CEO Raymond W. Cohen said, "that while quarter-to-quarter revenue levels have been inconsistent and difficult to predict, management expects a concentration of large international orders to be shipped in the fourth quarter that should lead to stronger top- and bottom-line results, with revenue for the fourth quarter anticipated to be between $18 and $20 million". Cohen added, "the company is focused on quickly capturing the additional revenue it needs to reach operating profitability and cash flow breakeven".

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CARDIAC SCIENCE ANNOUNCES 2004 THIRD QUARTER, NINE-MONTH RESULTS
Page 2-2-2


      "We are encouraged by a number of factors as we continue into the fourth quarter. Interest in AEDs appears to be higher than at any time in the history of the product category and market acceptance of our two new Powerheart AED G3 models, the G3 Auto and the G3 Pro, and in particular, the fully-automatic version has been favorable. Demand for AEDs in the international market also appears to be growing nicely and the recent sole-supplier award from the U.K. government provides us with not only a $3 million AED contract, but we believe it also positions Cardiac Science as the market leader in the U.K. Above all, demand for Cardiac Science-manufactured product in the Japanese market is especially strong where we expect to ship over $3 million of AEDs in the fourth quarter alone," said Cohen.

Conference Call Information
---------------------------
      Management will host a conference call regarding its results for the third quarter and nine-months ended September 30, 2004 which will be broadcast live on the Internet at 11:30 a.m. EDT on October 27, 2004. Management encourages shareholders and other interested parties to listen to the live webcast by going to the company's website at www.cardiacscience.com. Web participants should go to the company's website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive of the call will be available immediately following the conference call.

About Cardiac Science
---------------------
      Cardiac Science develops, manufactures and markets Powerheart(R)-brand public-access defibrillators (AEDs) and offers comprehensive AED/CPR training services that facilitate successful deployments. The company also makes the Powerheart(R) CRM(TM), the only FDA-cleared therapeutic patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Cardiac Science products are sold by its 50 person direct sales force and a network of distributors in the U.S., and through distributors in over 45 countries worldwide. Cardiac Science also manufactures its AED products on a private label basis for other leading medical companies including Nihon Kohden (Japan), Quinton Cardiology Systems and GE Healthcare. For more information, please visit www.cardiacscience.com.

      This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time the company, or its representatives, have made or may make forward looking statements orally or in writing. The words "estimate", "potential", "intended", "expect", "anticipate", "believe", and other similar expressions or words are intended to identify forward looking statements. Such forward-looking statements include, but are not limited to the achievement of future revenue growth and other expected financial results. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. Information on these and other factors is detailed in the company's Form 10-K for the year ended December 31, 2003, subsequent quarterly filings, and other documents filed by the company with the Securities and Exchange Commission.

                                - TABLES FOLLOW -
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CARDIAC SCIENCE ANNOUNCES 2004 THIRD QUARTER, NINE-MONTH RESULTS
Page 3-3-3


                              CARDIAC SCIENCE, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)
                In thousands, except share and per share amounts

                                                     THREE MONTHS ENDED               NINE MONTHS ENDED
                                                        SEPTEMBER 30,                   SEPTEMBER 30,
                                                ----------------------------    ----------------------------
                                                    2004            2003            2004            2003
                                                ------------    ------------    ------------    ------------
Revenue                                         $     14,747    $     15,728    $     47,860    $     44,279
Cost of goods sold                                     6,636           6,217          20,967          18,527
                                                ------------    ------------    ------------    ------------
         Gross profit                                  8,111           9,511          26,893          25,752
                                                ------------    ------------    ------------    ------------

Operating expenses:
Sales and marketing                                    5,561           4,564          18,511          12,927
Research and development                               1,373           1,444           4,498           3,939
General and administrative                             4,758           3,386          13,521           9,800
Amortization of intangible assets                        519             381           1,526           1,211

Gain on sale of product lines and other, net            (797)             --          (1,077)             --
                                                ------------    ------------    ------------    ------------
         Total operating expenses                     11,414           9,775          36,979          27,877
                                                ------------    ------------    ------------    ------------

         Loss from operations                         (3,303)           (264)        (10,086)         (2,125)

Interest and other expense, net                       (1,767)         (1,482)         (5,137)         (4,366)
                                                ------------    ------------    ------------    ------------

         Loss before minority interest and
         discontinued operations                      (5,070)         (1,746)        (15,223)         (6,491)

Minority interest in consolidated subsidiary              --              --              --             (48)
Income from discontinued operations                       --             256              --             493
                                                ------------    ------------    ------------    ------------
             Net loss                           $     (5,070)   $     (1,490)   $    (15,223)   $     (6,046)
                                                ============    ============    ============    ============

Net loss per share (basic and diluted)          $      (0.06)   $      (0.02)   $      (0.19)   $      (0.09)
                                                ============    ============    ============    ============

Weighted average number of shares used in the
computation of net loss per share                 85,072,387      67,398,421      80,649,695      67,050,032

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CARDIAC SCIENCE ANNOUNCES 2004 THIRD QUARTER, NINE-MONTH RESULTS
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                              CARDIAC SCIENCE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                  In thousands

                                                          SEPTEMBER 30,     DECEMBER 31,
                                                              2004             2003
                                                            --------         --------
                           ASSETS
Current assets:
           Cash and cash equivalents                        $ 15,415         $  8,871
           Accounts receivable, net                           15,454           20,410
           Inventory                                          10,140            9,575
           Prepaid expenses                                    2,998            2,154
                                                            --------         --------
           Total current assets                               44,007           41,010
Property and equipment, net                                    5,133            7,003
Goodwill and other intangibles, net                          150,715          151,485
Other assets                                                   2,914            3,503
                                                            --------         --------
                                                            $202,769         $203,001
                                                            ========         ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
           Accounts payable                                 $  6,514         $  8,955
           Accrued expenses and other current liabilities      6,806            6,595
           Deferred revenue                                    2,039            2,479
                                                            --------         --------
           Total current liabilities                          15,359           18,029
Senior secured promissory notes                               49,856           46,481
Other long term liabilities                                      766              900
Total stockholders' equity                                   136,788          137,591
                                                            --------         --------
                                                            $202,769         $203,001
                                                            ========         ========

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